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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO: 333-90772



SUPPLEMENT DATED SEPTEMBER 30, 2002
(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 2002 TO PROSPECTUS DATED JUNE 26,
2002)

                          $1,041,600,100 (APPROXIMATE)
                            SEQUOIA MORTGAGE TRUST 10
                       MORTGAGE PASS-THROUGH CERTIFICATES

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         Notwithstanding anything to the contrary described in the attached
Prospectus Supplement, the "Class 2A-2 Principal Distribution Amount" for any Distribution Date prior to the Credit Support Depletion Date will equal the Senior Principal Distribution Amount for Pool 2 on such date, multiplied by:

                - in the case of scheduled principal amounts included therein, the Subordinate Percentage for Pool 2 on such date; and

                - in the case of unscheduled principal amounts included therein, the Subordinate Prepayment Percentage for Pool 2 on such date.

In addition, as provided more fully in the Trust Agreement, for purposes of calculating the Subordinate Percentage and Subordinate Prepayment Percentage pursuant to the two bullet points, above (1) the subordination requirement included in the Two Times Test will be satisfied on any date that the principal amount of the Class 2A-2 Certificates as a percentage of the aggregate principal amount of the Class 2A-1 and Class 2A-2 Certificates is at least twice such amount as of the Closing Date; and (2) on any date that the Subordinate Percentage or Subordinate Prepayment Percentage equals the Pro Rata Senior Percentage, the Senior Principal Distribution Amount for Pool 2 on such date will be allocated to the Class 2A-1 and Class 2A-2 Certificates pro rata, based on their principal amounts.

         On any Distribution Date following (1) the Credit Support Depletion Date, the Senior Principal Distribution Amount for Pool 2 will be allocated pro rata to the Class 2A-1 and Class 2A-2 Certificates, based on their principal amounts; and (2) the date on which the Class 2A-1 Certificates are retired, the Class 2A-2 Certificates will be entitled to the entire Senior Principal Distribution Amount for Pool 2 on such date.

         Capitalized terms used in this Supplement and not otherwise defined herein have the meanings ascribed thereto in the attached Prospectus and Prospectus Supplement.


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